Exhibit 99.1

Asure Software Regains Compliance with NASDAQ Listing Rules

AUSTIN, Texas, Oct. 7, 2013 – Asure Software (Nasdaq: ASUR) CEO Pat Goepel announced today that on October 4, 2013, the company received notice from The Nasdaq Stock Market (“Nasdaq”) confirming that Asure has now regained full compliance with the Nasdaq’s Marketplace Rule 5550(b) and Rule 5635(c).

 “We executed on our plan to raise capital in order to bolster stockholders equity.  We obtained shareholder approval and now have confirmation from Nasdaq of our compliance with the listing rules. Nasdaq has deemed this matter closed and we are happy to have it behind us,” said Goepel.  “I am proud of our entire team and we all remain firmly committed to executing on our business initiatives to drive growth and shareholder value.”

About Asure Software
Asure Software, Inc., (Nasdaq: ASUR) headquartered in Austin, Texas, offers cloud-based time and labor management and workspace management solutions that enable businesses to control their biggest costs – labor, real estate and technology – and prepare for the workforce of the future in a highly mobile, geographically disparate and technically wired work environment. Asure serves approximately 6,000 clients worldwide and currently offers two main product lines: AsureSpace™ workplace management solutions enable organizations to maximize the ROI of their real estate, and AsureForce® time and labor management solutions deliver efficient management of human resource and payroll processes.  For more information, please visit www.asuresoftware.com

Cautionary Note Regarding Forward Looking Statements
This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially.  Please refer to Asure Software’s filings with the Securities and Exchange Commission (SEC) for more information on the risk factors that could cause actual results to differ. Copies for Asure Software’s filing are available from the SEC, may be found on Asure Software’s website, or may be obtained upon request from Asure Software.

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Contact:
Jennifer Crow
CFO
Asure Software, Inc.
512.437.2732
jcrow@asuresoftware.com